Exhibit 10.1
BROADCOM CORPORATION
2005 PERFORMANCE BONUS PLAN
     I. PURPOSES OF THE PLAN
          A. The Broadcom Corporation 2005 Performance Bonus Plan (the “Plan”) is intended to promote the interests of Broadcom Corporation (the “Company”) and its shareholders by establishing a compensation program to provide executives and other key employees with incentive awards tied to the achievement of goals relating to the performance of the Company and/or the achievement of individual performance goals.
          B. The Plan shall be in effect for the Company’s fiscal year ending December 31, 2005 (the “Plan Year”), and bonuses may be earned under the Plan on the basis of the Company’s financial performance for such Plan Year.
     II. PLAN ADMINISTRATION
          A. The Plan shall be administered by the Compensation Committee of the Company’s Board of Directors. The Compensation Committee in its capacity as administrator of the Plan (the “Plan Administrator”) shall have full power and authority (subject to the express provisions of the Plan ) to:
               (i) establish the performance objectives to be attained for the Plan Year in order for participants to become entitled to bonus payments under the Plan;
               (ii) determine the actual bonus (if any) to be paid to each participant based on actual performance relative to the established objectives for the Plan Year; and
               (iii) determine whether the bonus payments are to be made in cash, restricted stock units (“RSUs”) covering shares of the Company’s Class A common stock (the “Common Stock”) that may vest and become issuable over a designated service period measured from the start date of the Company’s 2006 fiscal year or that may be fully vested and issuable when awarded, or a combination of cash and RSUs.
          B. The Plan Administrator shall also have full power and authority to interpret and construe the provisions of the Plan, to adopt rules and regulations for the administration of the Plan and to determine an individual’s eligibility for participation in the Plan and the amount of the actual bonus (if any) to be paid to him or her.
          C. Decisions of the Plan Administrator shall be final and binding upon all parties who may have an interest in the Plan or any bonus amount payable under the Plan.
III. PARTICIPATION
          A. The individuals who shall participate in the Plan for the Plan Year shall be limited to (i) the executive officers of the Company, (ii) all other employees of the Company (or its subsidiaries) at the level of Director or above and (iii) any other employees of the Company

(or its subsidiaries) identified by the Company’s Chief Executive Officer as key contributors to the Company’s growth and financial success and selected for participation in the Plan by the Plan Administrator.
          B. A participant shall cease to participate in the Plan and shall not be entitled to any bonus payment under the Plan if that participant ceases Employee status for any reason prior to the date that bonuses are paid under the Plan (the “Distribution Date”); provided, however, that:
     (i) a participant who ceases Employee status prior to the Distribution Date by reason of death or Disability may be entitled to receive a pro-rated bonus based upon the number of days which such individual remained in active Employee status during the Plan Period (as defined below); and
     (ii) the Plan Administrator shall have complete discretion to make individual bonus awards under Article V of the Plan to one or more participants who terminate Employee status for any other reason prior to the Distribution Date, when the Plan Administrator deems the special circumstances of the participant’s termination warrant a bonus award under the Plan.
          C. For purposes of the Plan:
     (i) A participant shall be deemed to have ceased Employee status by reason of a Disability if such cessation of Employee status is occasioned by his or her inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which is expected to result in death or has lasted or can be expected to last for a continuous period of twelve (12) months or longer.
     (ii) A participant shall be deemed to continue in Employee status for so long as that individual remains in the employ of the Company or any subsidiary of the Company;
     (iii) The Plan Period shall mean the period beginning with the first day of the Plan Year and ending with the Distribution Date.
     (iv) Each corporation (other than the Company) in an unbroken chain of corporations beginning with the Company shall be considered to be a subsidiary of the Company, provided that each such corporation (other than the last corporation in the unbroken chain) owns, at the time of determination, stock possessing more than fifty percent (50%) of the total combined voting power of all classes of stock in one of the other corporations in such chain.
          D. A participant who is absent from active Employee status for a portion of the Plan Period by reason of an authorized leave of absence shall not be deemed to have ceased Employee status during the period of that leave. However, such participant’s bonus may be pro-rated based on the portion of the Plan Period during which that individual is in active working status and not on such leave of absence, unless the Plan Administrator otherwise deems it appropriate under the circumstances to provide that individual with a full bonus for the Plan Period.
     IV. BONUS POOL
          A. The Plan Administrator shall take each of the following actions during the Plan Year:
     (i) The Plan Administrator shall establish the specific performance objectives that must be attained for the Plan Year for a bonus pool to be created under the Plan for that year. The performance objectives may be based on one or more of the following financial measures: (a) net revenue, (b) pro forma gross margin, (c) pro forma operating margin, (d) pro forma earnings per share and/or (e) change in the price per share of the Common Stock relative to the stock prices of an identified peer group.
     (ii) The Plan Administrator shall determine the bonus pool for the Plan Year. The target bonus pool for the Plan Year shall be ten million dollars ($10,000,000). The maximum bonus pool payable under the Plan in the event the Company exceeds each of the established performance objectives shall be limited to fifteen million dollars ($15,000,000). The actual dollar amount of the bonus pool to be awarded for the Plan Year shall be determined on the basis of the Company’s actual performance relative to each of the performance objectives established for the Plan Year. Accordingly, each performance objective shall be measured separately in terms of actual percentage attainment and shall be weighted equally in determining the actual size of the bonus pool. For example, if five (5) performance objectives are established, then each objective at one hundred percent (100%) attainment will account for twenty percent (20%) of the total target bonus pool or two million dollars ($2,000,000). No bonus pool will be established with respect any performance objective, unless the Company attains at least a specified percentage of that objective, with such specification to be made by the Plan Administrator at the time each performance objective is established.
          B. In determining whether the established performance objectives based on pro forma gross margin, pro forma operating margin and pro forma earnings per share are attained, the Plan Administrator shall apply the dollar amounts which the Company reports for those items in accordance with U.S. generally accepted accounting principles (“GAPP”), as adjusted for non-cash, non-recurring, extraordinary and certain other items. The dollar amount of the actual bonus pool shall be determined by the Plan Administrator as soon as administratively practicable following the completion of the audit of the Company’s 2005 financial statements by the Company’s independent registered public accounting firm.
     V. INDIVIDUAL BONUS AWARDS
          A. The actual bonus award to be made to (i) each participant who is an executive officer of the Company shall be determined at the sole discretion of the Plan Administrator and (ii) each participant who is not an executive officer of the Company shall be determined at the discretion of the Plan Administrator, based upon the recommendation of the Company’s management.

          B. Except as otherwise provided in this Paragraph V.B, no participant shall accrue any right to receive a bonus award under the Plan unless and until that participant remains in Employee status through the Distribution Date. Accordingly, no bonus payment shall be made to any participant who ceases Employee status prior to the Distribution Date, provided, however, that (i) one or more participants may be entitled to a pro-rata bonus should their Employee status terminate under circumstances which entitle them to such a pro-rata bonus pursuant to the express terms of any other agreement or arrangement to which they and the Company are parties and (ii) the provisions of Paragraph III.B shall govern the bonus entitlement of participants whose Employee status terminates by reason of death, Disability or under other special circumstances identified by the Plan Administrator.
          C. The Distribution Date for the individual bonus amount for each participant shall be as soon as administratively practicable following the completion of the audit of the Company’s 2005 financial statements by the Company’s independent registered public accounting firm, but in no event shall such Distribution Date be later than March 15, 2006. The payment may be made in whole or in part in any of the following forms as determined by the Plan Administrator in its sole discretion:
     (i) cash; and/or
     (ii) RSUs covering shares of Common Stock that will vest and become issuable in one or more installments as the participant continues in Employee status over a designated service period measured from the start date of the Company’s 2006 fiscal year, provided such deferred method of payment is not otherwise deemed to result in an impermissible distribution event under Section 409A of the Internal Revenue Code, or that will be fully vested and issuable when awarded.
                    The payment in whatever form so authorized by the Plan Administrator shall be subject to the Company’s collection of all applicable federal, state and local income and employment withholding taxes, as and when those taxes become due and payable.
                    To the extent any bonus award is to be paid through RSUs covering shares of Common Stock, those shares shall be drawn from the authorized share reserve under the Broadcom Corporation 1998 Stock Incentive Plan, as amended and restated, and shall accordingly reduce the number of shares of Common Stock otherwise available for issuance under that plan.
     VI. GENERAL PROVISIONS
          A. The Plan and all rights hereunder shall be construed, administered and governed in all respects in accordance with the laws of the State of California without resort to its conflict-of-laws provisions. If any provision of the Plan shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions of the Plan shall continue in full force and effect.
          B. The Plan Administrator may at any time amend, suspend or terminate the Plan, provided such action does not adversely affect the rights and interests of participants accrued to date under the Plan or otherwise impair their ability to earn a bonus award based upon the performance objectives established by the Plan Administrator for the Plan Year.
          C. Neither the action of the Company in establishing or maintaining the Plan, nor any action taken under the Plan by the Plan Administrator, nor any provision of the Plan itself shall be construed so as to grant any person the right to remain in Employee status for any period of specific duration, and each participant shall at all times remain an Employee at will and may accordingly be discharged at any time, with or without cause and with or without advance notice of such discharge.
          D. Should a participant die before payment is made of the actual bonus to which he or she has become entitled under the Plan, then that bonus shall be paid to the executor or other legal representative of his or her estate.
          E. No participant shall have the right to transfer, alienate, pledge or encumber his or her interest in the Plan, and such interest shall not (to the maximum permitted by law) be subject to the claims of the participant’s creditors or to attachment, execution or other process of law.
          F. The terms and conditions of the Plan, together with the obligations and liabilities of the Company which accrue hereunder, shall be binding upon any successor to the Company, whether by way of merger, consolidation, reorganization or other change in ownership or control of the Company.
          G. No amounts accrued or earned under the Plan shall actually be funded, set aside or to otherwise segregated prior to actual payment. The obligation to pay the bonuses which actually become due and payable under the Plan shall at all times be an unfunded and unsecured obligation of the Company. Participants shall have the status of general creditors and shall look solely and exclusively to the general assets of the Company for payment.
          H. Any disputes between the Company and a participant arising out of or relating to the Plan, his or her entitlement to any bonus award hereunder or the amount or method of payment of such award shall be settled exclusively by binding arbitration to be held in the county in which the participant is (or has most recently been) employed by the Company (or any subsidiary) at the time of such arbitration. The arbitration proceedings shall be governed by (i) the national rules of the American Arbitration Association then in effect for the resolution of employment disputes and (ii) the Federal Arbitration Act. The decision of the arbitrator shall be final and binding on the parties to the arbitration and shall be in lieu of the rights those parties may otherwise have to a jury trial.
          I. The actual performance objectives for the Plan Year, as established by the Plan Administrator in accordance with the terms of the Plan, shall be set forth in attached Schedule I.